Exhibit 99.1

FOR RELEASE

Date: November 20, 2020
For Further Information Contact:
Martha Keeler
VP, Marketing Director
(518)943-2600
marthak@tbogc.com

Greene County Bancorp, Inc. Appoints Paul Slutzky as Chairman of the Board of Directors

Catskill, N.Y. – November 20, 2020 -- Donald E. Gibson, President & CEO, announced today that the Board of Directors of Greene County Bancorp, Inc., has appointed Paul Slutzky to serve as Chairman of the Board.

Mr. Slutzky has succeeded Martin Smith, in a planned retirement transition after Mr. Smith announced his plans to retire last year. Mr. Smith had served on the Board of Directors since 1993, and was named Chairman in 2005.

Mr. Slutzky joined the Bank’s Board of Directors in 1992. He is a former co-owner of Hunter Mountain Ski Area and affiliated companies and is also retired from I. & O. A. Slutzky, Inc., a general construction company. Mr. Slutzky brings over 40 years of valuable business and leadership skills, financial acumen, and many other qualities that are beneficial to the Board.

Commenting on the leadership transition, Donald Gibson, President & CEO stated; “I wish to praise Paul’s dynamic leadership and service, I believe the Bank is well positioned for the future and we look forward to Mr. Slutzky leading the Board of Directors. In addition I would like to thank Martin Smith for his unwavering dedication and commitment to our community. I offer my congratulations for his well earned retirement.”

Paul Slutzky said “I am thrilled to have this opportunity, particularly during this challenging time.  As one of the last locally owned and operated community banks, we embrace the common goal of reinvigorating the economies of our local communities in the face of the coronavirus pandemic and its economic impact. I am honored by the confidence the Board of Directors has shown in me.”

Greene County Bancorp, Inc. is the parent company of The Bank of Greene County, a locally owned and operated community bank headquartered in Catskill, New York.
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